Exhibit 99.1

July 28, 2009

Mr. William F. Schwind
Marathon Oil Corporation
P.O. Box 3128
Houston, TX 77253

Dear Mr. Schwind,

In order to comply with requirements of my new position as NASA Administrator, I write to resign my role as Director of Marathon Oil Corporation. It has been a pleasure to serve with your organization and I wish you and all on the Marathon team the best for your future endeavors.

Sincerely,

/s/  Charles F. Bolden, Jr.